                                                                   EXHIBIT 10.27

                ------------------------------------------------



                            AIRCRAFT LEASE AGREEMENT


                ------------------------------------------------


                                     between


                                    CDT CORP.
                                   ("Lessor")


                                       and


                        COLONIAL DATA TECHNOLOGIES CORP.
                                   ("Lessee")


                  Effective as of this 1st day of October, 1996



                                      INDEX


ARTICLE                                                                PAGE
ARTICLE 1.        LEASE OF AIRCRAFT AND AIRCRAFT USE...................  4
         1.01.             Lease of Aircraft...........................  4
         1.02.             Use of Aircraft.............................  4
         1.03.             Liens.......................................  5
         1.04.             Alteration to Aircraft......................  5


ARTICLE 2.        MAINTENANCE AND REPAIR...............................  5


ARTICLE 3.        COMPENSATION.........................................  5
         3.01.             Payment for Lease of Aircraft...............  5
         3.02.             Time of Payment.............................  5


ARTICLE 4.        EXPENSES, TAXES AND OTHER INCIDENTAL
                    COSTS..............................................  6


ARTICLE 5.        INSURANCE............................................  6
         5.01.             Liability Insurance.........................  6
         5.02.             Hull Insurance..............................  6
         5.03.             General Policy Provisions...................  6
                           (a)     Primary Insurance...................  6
                           (b)     Coverage of Each Insured............  6
                           (c)     Waiver of Certain Rights............  7
                           (d)     Breach of Warranty..................  7
                           (e)     Notice of Termination or Changes....  7
                           (f)     Nonliability for Premiums...........  7
                           (g)     Identity of Insurers................  7
         5.04.             Operation Under Insurance...................  7



ARTICLE 6.        INDEMNIFICATION AND LIMITATION OF
                    LIABILITY..........................................  7
         6.01.             Property Damage and Personal Injury.........  7
         6.02.             Governmental Penalties......................  8
         6.03.             Limitation of Liability.....................  8


ARTICLE 7.        TERM AND TERMINATION RIGHTS..........................  8
         7.01.             Term........................................  8
         7.02.             Termination Rights..........................  8
         7.03.             Return of Aircraft..........................  8


ARTICLE 8.        LOSS OR DAMAGE TO AIRCRAFT...........................  9


ARTICLE 9.        GENERAL..............................................  9
         9.01.             Assignment..................................  9
         9.02.             Notice......................................  9
         9.03.             Force Majeure............................... 10
         9.04.             Governing Law............................... 10
         9.05.             Headings.................................... 10
         9.06.             Execution................................... 10
         9.07.             Invalidity, Illegality or Unenforceability.. 11
         9.08.             Entire Agreement............................ 11


                            AIRCRAFT LEASE AGREEMENT



     THIS AGREEMENT, effective this 1st day of October, 1996, between CDT Corp., a corporation organized and existing under the laws of the State of Delaware, U.S.A., with offices at c/o Colonial Data Technologies Corp., 80 Pickett District Road, New Milford, Connecticut 06776, U.S.A. (hereafter "Lessor"), and Colonial Data Technologies Corp., a corporation organized and existing under the laws of the State of Delaware, U.S.A., with offices at 80 Pickett District Road, New Milford, Connecticut 06776 (hereafter "Lessee").


                              W I T N E S S E T H:


     WHEREAS, Lessor owns a Cessna 441 Aircraft, manufacturer's serial number 441-0221, FAA registration number N881CD, and all instruments, equipment, parts, and accessories attached thereto (hereafter "Aircraft") which Lessor desires to lease to Lessee; and


     WHEREAS, Lessee desires to lease said Aircraft from Lessor to conduct operations pursuant to Title 14 of the U.S. Code of Federal Regulations Part 91 (FAR Part 91) and other applicable laws and regulations;


     NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated and made part of the terms and conditions of this Agreement, and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.


                       LEASE OF AIRCRAFT AND AIRCRAFT USE


     1.01. Lease of Aircraft. Lessor shall lease to Lessee and Lessee shall lease from Lessor the Aircraft during the term of this Agreement, subject to the terms and conditions set forth herein. Lessor shall at all times retain title to and ownership of the Aircraft, together with all replacement parts, additional equipment, repairs and accessories affixed thereto at the beginning of and during the lease period. At no time shall Lessee attempt to register the Aircraft in any country. During the term of the lease hereunder, Lessee shall have operational control of the Aircraft.


     1.02. Use of Aircraft. Lessee agrees to use the Aircraft in a safe, careful and prudent manner in full compliance with FAR Part 91 of the regulations of the U.S. Federal Aviation Administration (FAA) and any other regulations, rules, laws, decrees, or treaties applicable to the operation of the Aircraft hereunder. Lessee shall allow the Aircraft to be operated only by duly licensed and qualified pilot(s) who shall be employed directly by Lessee.


     1.03. Liens. Lessee shall not pledge, loan, or mortgage the Aircraft, or permit any liens or other encumbrance of any nature or description to be incurred upon the Aircraft during the term of this Agreement. If, because of any act or omission by Lessee, any lien is placed on the Aircraft, Lessee shall, within five (5) days after receipt of notice of the filing of any lien, take all action necessary to remove the lien.


     1.04. Alteration to Aircraft. Lessee shall not alter, modify, remove, improve, or install any equipment in or on the Aircraft without Lessor's prior written consent except to the extent such alterations, modifications, or improvements are required by the FAA, by the manufacturer of the Aircraft or by the manufacturer of any of its component parts by way of airworthiness directives, manufacturer's mandatory service bulletins, or similar publications. Lessee shall advise Lessor and Lessor shall advise Lessee upon receipt of manufacturer's optional service bulletins and Lessee and Lessor shall consult in good faith with each other with respect to compliance with and payment for said optional service bulletins.


                                   ARTICLE 2.


                             MAINTENANCE AND REPAIR


     All inspections, maintenance and repairs on the Aircraft, including but not limited to maintenance, repairs and modifications required by the manufacturer or by any governmental authority, shall be performed by Lessee at its sole cost unless otherwise agreed to by the parties.


                                   ARTICLE 3.


                                  COMPENSATION


     3.01. Payment for Lease of Aircraft. Lessee agrees to pay Lessor rental payments of One Hundred Dollars (U.S. $100) per flight hour or fraction thereof. For purposes hereof, a flight hour shall be measured from the time the Aircraft takes off to the time the Aircraft lands. Lessee agrees to pay Lessor for a minimum of three hundred (300) flight hours per year and One Hundred Dollars ($100.00) per flight hour in excess of 300 flight hours.

         3.02. Time of Payment. Payments shall be made monthly in arrears by Lessee. Payments shall be due within fifteen (15) days after the end of each month, the first payment to be due November 15, 1996, and shall be sent to the address set forth at Paragraph 9.02, unless otherwise directed by Lessor. Lessee shall submit a copy of the flight logs for the previous month and shall pay any additional rental payments due under Paragraph 3.01 along with each monthly payment.


                                   ARTICLE 4.


                   EXPENSES, TAXES AND OTHER INCIDENTAL COSTS


     Lessee shall be responsible for all expenses incurred for use and operation of the Aircraft during the term of this Agreement, including but not limited to fuel, hangaring, storage, insurance, ground services, landing fees, property and use taxes, and other governmental assessments or charges relating to the use and operation of the Aircraft by Lessee. If any of such costs, expenses, fees, or charges are billed to Lessor, Lessor shall immediately notify and provide such bills, statements or invoices to Lessee which relate to such costs, expenses, fees, or charges and Lessee shall take all reasonable steps to pay such bills in a timely manner. In the event Lessor pays any such costs, expenses, fees, or charges on behalf of Lessee, a written invoice showing such amounts shall be submitted to Lessee for reimbursement in a timely manner.


                                   ARTICLE 5.


                                   INSURANCE


     5.01. Liability Insurance. Lessor shall maintain in effect, during the term of this Agreement, liability insurance, including war risk coverage, insuring Lessor, including its employees, officers and directors, and naming Lessee and its assignees, its employees, officers and directors as additional insureds, against all liability for loss, injury, damages, or claims caused by or arising out of or in connection with this Agreement, or with the possession, operation, or control by Lessee of the Aircraft, including injuries to or death of passengers, injuries to or deaths of third persons and damage to property up to an aggregate limit of Seventy Million U.S. Dollars ($70,000,000.00) as a result of any one occurrence.


     5.02. Hull Insurance. Lessee shall maintain, during the term of this Agreement, policies of all-risk aircraft flight and ground hull insurance on the Aircraft against any and all loss of or damage to the Aircraft, including war risk coverage.


     5.03. General Policy Provisions. The insurance policies set forth in Paragraphs 5.01 and 5.02 shall:


     (a) Primary Insurance. Be primary and without right of contribution from other insurance obtained by either Lessor or Lessee which may provide coverage to Lessor or Lessee, or any other party indemnified under Article 6 hereof, with respect to such person's interest in the Aircraft or with respect to or arising out of the transactions contemplated by this Agreement.

     (b) Coverage of Each Insured. Expressly provide that all the provisions thereof, except the agreed values and the limits of the liability of the insurer under such policy, shall operate in the same manner as if there were a separate policy covering each insured.


     (c) Waiver of Certain Rights. Waive any right of the insurers to any subrogation, setoff, recoupment, counterclaim, or any other deduction, whether by attachment or otherwise, in respect of any liability of Lessee or any additional insured.


     (d) Breach of Warranty. Provide that, in respect of Lessor and each additional insured, such insurance shall not be invalidated by any action or inaction by Lessor and shall inure the interests of Lessor and each additional insured, regardless of any breach or violation by Lessor of any representation, warranty, declaration or condition contained in such policy.


     (e) Notice of Termination or Changes. Provide for not less than 30 days' prior written notice to be received by Lessor or Lessee before any lapse, alteration, termination, or cancellation of the insurance evidenced thereby shall be effective as to Lessor or Lessee, except that war-risk and allied perils policies may provide for not less than seven days' prior written notice or such lesser or greater notice as shall at the time be customary in the aviation insurance industry generally, and which are then customarily in effect.


     (f) Nonliability for Premiums. Provide that neither Lessee nor any other additional insured shall be liable for any insurance premium.


     (g) Identity of Insurers. Be with insurance companies' underwriters or funds of recognized responsibility.


     5.04. Operation Under Insurance. Lessee will not take any action that would cause the insurance set forth in this Article to be suspended, impaired or cancelled.

                                   ARTICLE 6.


                   INDEMNIFICATION AND LIMITATION OF LIABILITY


     6.01. Property Damage and Personal Injury. Each party hereto shall defend, indemnify, and hold harmless the other party, its officers, directors, employees, assignees, and agents from and against any and all loss or damage, including but not limited to attorneys' fees, arising from damage to or destruction of property (except Lessee shall not indemnify Lessor with respect to damage to or destruction of the Aircraft, Lessor bearing the risk of loss of Aircraft) or injury or death of persons which are in any manner whatsoever related to the obligations of that party under this Agreement, except where due to the other party's breach of representation or covenant in this Agreement or gross negligence of the other party, its directors, officers, employees, or agents.


     6.02. Governmental Penalties. Lessee agrees to indemnify, defend, and hold harmless Lessor, its officers, directors, employees, and agents from and against:

     (a) any and all fines, forfeitures, lawful seizures, or confiscations by a governmental authority, and (b) any and all penalties and related costs, including but not limited to attorneys' fees, arising out of any violation of FAR Part 91, or any other regulations, rules, laws, decrees or treaties ("Governmental Penalties"), provided such Governmental Penalties arise from directions pertaining to operation of the Aircraft issued by Lessee or its agents or from an act or omission of Lessee not pertaining to operation of the Aircraft.


     6.03. Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL LESSOR BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES WHETHER OR NOT CAUSED BY LESSOR'S NEGLIGENCE.


                                   ARTICLE 7.


                           TERM AND TERMINATION RIGHTS


     7.01. Term. The term of this Agreement shall be for two (2) years, commencing on the date first written above.


     7.02. Termination Rights. Notwithstanding Paragraph 7.01 hereof, this Agreement may be terminated.


     (a) immediately, if the Aircraft should be lost or substantially damaged and, as a result thereof, be declared a total or constructive loss, or if Lessor shall determine repair of the Aircraft is not advisable; or


     (b) immediately, if the other party becomes insolvent, commits an act of bankruptcy or bankruptcy proceedings are begun by or against the other party; or


     (c) by either party upon thirty (30) days' written notice to the other party in the event the other party is in breach of a material term or condition of this Agreement. In such event, termination shall be effective on the date specified in said notice, unless the default, which must be specified in the notice, has been corrected by the party to whom notice is given and such correction has been communicated to the party giving notice of termination before the expiration of the thirty (30) day period; or


     (d) by Lessor in its sole discretion upon the giving of thirty (30) days' written notice to Lessee.


     7.03. Return of Aircraft. Upon termination of this Agreement, Lessee shall return the Aircraft to Lessor at a mutually agreeable location and in the same condition as originally existed at the beginning of the lease period, normal wear and tear excepted. The Aircraft shall be clean by industry standards and shall be in an airworthy condition. Lessee shall also deliver to Lessor all documents required by the FAA to be maintained with respect to the Aircraft and all such documents shall be in full compliance with FAA rules, regulations, requirements, and guidance for FAR 91 operations. Lessee shall be responsible for and shall cause to be performed prior to the return of the Aircraft all Airworthiness Directives issued during the term of this Lease, whether or not the terms of such Airworthiness Directives require compliance prior to the expiration of the Lease. Lessee shall return the Aircraft with no fewer than

2500 hours and 2000 cycles remaining on the Aircraft until its next scheduled shop visit. Upon termination of this Agreement, Lessor, at its option and in addition to any other remedies, may take possession of and remove the Aircraft with notice to Lessee and with or without legal proceedings.


                                   ARTICLE 8.


                           LOSS OR DAMAGE TO AIRCRAFT


     In the event of loss or damage to the Aircraft, Lessee shall immediately report said loss or damage to Lessor and to any and all applicable governmental agencies, and shall furnish such information and expeditiously execute or assist Lessor in preparing and executing such documents as may be required and necessary for Lessor to collect the proceeds from any insurance policies. Lessor shall bear the risk of damage to, or destruction of, the Aircraft.


                                   ARTICLE 9.


                                    GENERAL


     9.01. Assignment. Lessee may not sublease the Aircraft, except to a wholly-owned subsidiary or affiliate of Lessee or assign this Agreement, in whole or in part, without the prior written consent of Lessor. Lessor may not assign this Agreement, in whole or in part, except to a wholly owned subsidiary of Lessor in Lessor's sole discretion upon providing written notice to Lessee. Upon providing such notice to Lessee of an assignment by Lessor to a wholly-owned subsidiary, Lessor shall, if the subsidiary shall have a net worth equal to or greater than that of Lessor,l be relieved of any obligations arising thereafter under the terms of this Agreement to the extent of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors or assigns.


     9.02. Notice. Any notice required by this Agreement shall be considered as having been duly given if such notice clearly identifies this Agreement and is sent by telecopy, telefax, express or overnight courier service, or by certified mail, postage prepaid, to the respective parties at the following addresses:


         If to Lessor:


         CDT Corp.
         c/o Colonial Data Technologies Corp.
         80 Pickett District Road
         New Milford, Connecticut  06776
         Attention:  Robert B. Schock
         Telephone:  (860) 210-3000
         Facsimile:  (860) 355-3186


         If to Lessee:


         Colonial Data Technologies Corp.
         80 Pickett District Road
         New Milford, Connecticut  06776
         Attention:  John N. Giamalis
         Telephone:  (860) 210-3045
         Facsimile:  (860) 355-3186
     or to such other address as the respective parties hereto shall from time to time designate in writing to the other party.


     9.03. Force Majeure. If, by reason of Force Majeure (as defined below), any party is rendered unable, wholly or in part, to perform any of its obligations hereunder, such obligation shall be suspended so far as it is affected by Force Majeure during, but not longer, than the continuance thereof. As used herein, Force Majeure shall mean acts of God; acts of public enemy; acts of any sovereign national or any political subdivision of any department or regulatory agency thereof or entity created thereby whether or not such acts prove valid; severe weather conditions; acts of any person engaged in subversive activity or sabotage; fires, explosions or other catastrophes; strikes, slowdowns, lockouts, or other labor disputes; or any similar cause beyond the party's control.


     9.04. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAS OF THE STATE OF CONNECTICUT.


     9.05. Headings. Headings are included in this Agreement for convenience only and are to be disregarded in any interpretation or construction of this Agreement.


     9.06. Execution. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.


     9.07. Invalidity, Illegality or Unenforceability. In case any provision contained herein shall for any reason be invalid, illegal or unenforceable under applicable law in any respect, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remainder of this Agreement, which shall be construed as if such provision had never been contained herein.


     9.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties concerning the subject matter contained herein. This Agreement shall not be varied except in writing signed by both of the parties.


     THE AIRCRAFT, N881CD, HAS BEEN MAINTAINED AND INSPECTED UNDER FAR 91 FROM AT LEAST ONE YEAR BEFORE EXECUTION OF THIS AGREEMENT THROUGH THE DATE OF THE EXECUTION OF THIS AGREEMENT. IT WILL BE MAINTAINED AND INSPECTED UNDER FAR 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT FOR THE DURATION OF THIS LEASE. LESSEE IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT IDENTIFIED AND TO BE OPERATED UNDER THIS LEASE.


     AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE OR GENERAL AVIATION DISTRICT OFFICE.

     I, THE UNDERSIGNED, JOHN N. GIAMALIS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF COLONIAL DATA TECHNOLOGIES CORP., CERTIFY THAT COLONIAL DATA TECHNOLOGIES CORP. IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT COLONIAL DATA TECHNOLOGIES CORP. UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.


     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed and delivered by a duly authorized officer on the date first set forth above.



                                        COLONIAL DATA TECHNOLOGIES CORP.


                                        By:    /s/ John N. Giamalis
                                            -------------------------------
                                                   John N. Giamalis
                                            Title: Vice President and CFO



                                            CDT Corp.


                                        By:   /s/ Robert J. Schock
                                            -------------------------------
                                                  Robert J. Schock
                                            Title: President